EXHIBIT 99.1


 Rapid Link Announces Extensions and Amendments of Debt with Primary Holders of Convertible Debentures


 LOS ANGELES, CA_ September 19, 2006 - Rapid Link, Inc. (OTCBB:RPID.OB), a leading provider of Internet Phone services to niche markets including the U.S. Armed Forces stationed throughout the world, today announced the extension and revision of all Convertible Debenture Notes drawn in the favor of GCA Strategic Investment Fund Limited, a Bermuda Corporation ("GCASIF") and Global Capital Funding Group, L.P., a Delaware limited partnership ("GCFG").

 Highlights of the Amended Notes:

   * Both convertible debentures held by GCASIF have had their maturity dates extended to November 1, 2007.

   * All conversions of the debentures to common stock now have a $0.10 conversion floor and a $0.25 conversion ceiling in place for the duration of the notes.

  "These amendments, agreed to and implemented by Rapid Link and our primary debt holders, are truly an expression of support and cooperation by GCASIF and GCFG in Rapid Link, our management, and our current course of business. GCASIF and GCFG are aware of the tremendous strides Rapid Link has recently made in its business as detailed in the recent 10Q filed September 14, 2006, and their support in amending our agreements is an encouraging sign for our investors" stated John Jenkins, CEO of Rapid Link.


 About Rapid Link, Inc.

 Rapid Link operates as a facilities-based, communications company providing various forms of telephony services to wholesale and retail customers around the world. Rapid Link provides a multitude of international telecommunications services targeted to individual customers, as well as small and medium sized enterprises ("SMEs".) These services include the transmission of voice and data traffic over public and private networks.
 The Company also sells telecommunications services for both the foreign and domestic termination of international long distance traffic into the wholesale market. Rapid Link utilizes Voice over Internet Protocol ("VoIP") packetized voice technology (and other compression techniques) to improve both cost and efficiencies of telecommunication transmissions. Rapid Link utilizes the Public Switched Telecommunications Network ("PSTN") as well as the Internet to transport the Company's communications services.

 For more information, visit www.rapidlink.com.


 Contact:
 Investor Relations
 Rapid Link, Inc.
 Tel.:  310-566-1702